EXHIBIT 11.2
                            Schick Technologies, Inc.
                        Computation of Earnings Per Share

                                                                                Days              Weighted
                                                             Shares         Outstanding        Average Shares
                                                          ---------------------------------   ---------------
Nine months ended December 31, 1997
-----------------------------------

Earnings Per Share

  Shares outstanding at April 1,1997                           7,957,231           275            7,957,231

  Sale and issuance of common stock                            2,012,500           184            1,346,545

  Issuance of common stock upon exercise of warrants              11,200            87                3,544

  Issuance of common stock upon exercise of warrants               1,867            41                  278
                                                                                                 ----------

   Weighted average shares outstanding                                                            9,307,598

   Net income for the nine months ended December 31, 1997
                                                                                                 $1,537,796
                                                                                                 ----------
   Earnings per share                                                                            $     0.17
                                                                                                 ==========

Earnings per share-assuming dilution

  Weighted average shares outstanding                                                             9,307,598

  Cheap stock consideration for stock, stock options
  and warrants issued during fiscal 1997                         305,489            91              101,089


  Stock options and warrants to be considered common
  stock equivalents                                              413,485           275              413,485

  Exercise of warrants                                            11,200             5               (2,256)

  Exercise of warrants                                             1,867            51                 (176)

  Options issued during fiscal 1998                                8,672           174                6,710
                                                                   1,250            14                    9
                                                                                                 ----------
  Weighted average shares outstanding - assuming dilution                                         9,826,459

  Net income for the nine months ended December 31, 1997                                         $1,537,796
                                                                                                 ----------

  Earnings per share - assuming dilution                                                         $     0.16
                                                                                                 ==========

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